Exhibit 10.6

SECOND CONVERSION AGREEMENT

This SECOND CONVERSION AGREEMENT (this “Agreement”) is made and entered into as of November 13, 2024 (“Effective Date”), by and between Cedars-Sinai Medical Center, a California nonprofit public benefit corporation (“Cedars-Sinai”), on the one hand, and Kairos Pharma, Ltd., a Delaware corporation (“Kairos”), and Enviro Therapeutics, Inc., a California corporation and wholly-owned subsidiary of Kairos (“Enviro” and together with Kairos, the “Company”), on the other hand.

RECITALS

WHEREAS, Cedars-Sinai is a party to those certain license agreements and first conversion agreement with the Company, and amendments thereto, set forth on Schedule A hereto;

WHEREAS, pursuant to such license agreements, the Company owes Cedars-Sinai an aggregate of $286,911.94 in unpaid license fees and related fees, costs and expenses as of October 16, 2024 (the “Total Liabilities”); and

WHEREAS, Cedars-Sinai and the Company desire to convert an aggregate of $200,000 of the Total Liabilities (the “Converted Liabilities”) into shares of common stock of Kairos, par value $0.001 per share (“Common Stock”), upon the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Conversion of Liabilities. The Converted Liabilities shall be converted into a number of shares of Common Stock equal to the quotient obtained by dividing (a) the Converted Liabilities by (b) an amount equal to 60% of the price of Common Stock as of the Effective Date (the “Conversion Shares”). The parties agree that the Conversion Shares shall be issued to Cedars Sinai Intellectual Property Company, a California nonprofit public benefit corporation and wholly-owned subsidiary of Cedars-Sinai (“CSIPC”), as Cedars-Sinai’s designee hereunder. No fractional shares of Common Stock will be issued upon conversion of the Converted Liabilities. In lieu of any fractional share of Common Stock to which CSIPC would otherwise be entitled, the Company will pay to CSIPC in cash the amount of the Converted Liabilities that would otherwise be converted into such fractional share. Cedars-Sinai hereby acknowledges and agrees that upon the issuance of the Conversion Shares to CSIPC in accordance with this Section 1, the Company shall have fully and completely satisfied all of its obligations with respect to the Converted Liabilities.

2. Repayment. The Company hereby agrees to pay to Cedars-Sinai (or its designee), as promptly as practicable, but in no event later than three (3) months, following the Effective Date, an amount in cash equal to the difference between the Total Liabilities and the Converted Liabilities (the “Excess Liabilities”). Beginning on the Effective Date and continuing until paid in full, the Excess Liabilities, or any balance thereof remaining after the Company’s payment of any portion of the Excess Liabilities, shall incur interest at a rate of two percent (2%) per month, computed as simple interest on the basis of a month of 30 days for the actual number of days elapsed. The interest paid or agreed to be paid under this Section 2 shall not exceed the maximum interest rate permitted by applicable law (the “Maximum Rate”). If Cedars-Sinai receives interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the outstanding Excess Liabilities remaining owed. All accrued but unpaid interest hereunder shall be due and payable as promptly as practicable, but in no event later than three (3) months following the Effective Date. Cedars-Sinai hereby acknowledges and agrees that upon payment in full in accordance with this Section 2 of the unpaid Excess Liabilities and all interest accrued thereon, the Company shall have fully and completely satisfied all of its obligations with respect to the Excess Liabilities.

3. Legal Fees. Within five business days after its receipt of a summary invoice therefor, the Company shall pay to Cedars-Sinai (or its designee) the reasonable fees and expenses, not to exceed $25,000, of Nixon Peabody, LLP, counsel for Cedars-Sinai, incurred solely with respect to the matters set forth herein (including, but limited to, drafting and negotiating this Agreement and drafting and negotiating amendments to the applicable license agreements).

4. Representations and Warranties of the Company. The Company hereby represents and warrants to Cedars-Sinai as of the date of this Agreement and as of the Effective Date as follows:

(a) Organization, Good Standing, Corporate Power and Qualification. Each of Kairos and Enviro is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as presently conducted. Each of Kairos and Enviro is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on their respective business, assets (including intangible assets), liabilities, financial condition, property or results of operations.

(b) Authorization. All corporate action required to be taken by the boards of directors and stockholders of each of Kairos and Enviro in order to authorize them to enter into this Agreement and to issue the Conversion Shares at the Effective Date has been taken or will be taken at or prior to the Effective Date. All action on the part of the officers of each of Kairos and Enviro necessary for the execution and delivery of this Agreement, the performance of all of their respective obligations under this Agreement to be performed as of the Effective Date, and the issuance and delivery of the Conversion Shares has been taken or will be taken prior to the Effective Date. This Agreement, when executed and delivered by each of Kairos and Enviro, shall constitute valid and legally binding obligations of each of Kairos and Enviro, enforceable against them in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Valid Issuance of Conversion Shares. The Conversion Shares, when issued and delivered in accordance with the terms set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. In addition, the Conversion Shares, upon issuance, shall bear a restrictive legend in substantially the form: “THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE ANO MAY NOT BE SOLO OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT REGISTERING THE SHARES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

5. Representations and Warranties of Cedars-Sinai. Cedars-Sinai hereby represents and warrants to the Company as of the date of this Agreement and as of the Effective Date as follows:

(a) Organization, Good Standing, Corporate Power and Qualification. Cedars-Sinai is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as presently conducted.

(b) Authorization. Cedars-Sinai has full power and authority to enter into this Agreement. All corporate action required to be taken by the boards of directors and stockholders of Cedars-Sinai necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of Cedars-Sinai hereunder has been taken or will be taken at or prior to the Effective Date. This Agreement, when executed and delivered by Cedars-Sinai, shall constitute valid and legally binding obligations of Cedars-Sinai, enforceable against it in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Acquiring Securities Entirely for Own Account. The Conversion Shares will be acquired for investment for Cedars-Sinai’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Cedars-Sinai has no present intention of selling or otherwise distributing the same. Cedars-Sinai does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Conversion Shares.

(d) Accredited Investor. Cedars-Sinai is an “accredited investor” within the meaning of Rule 501 of Regulation O promulgated pursuant to the Securities Act. Cedars-Sinai is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Conversion Shares.

(e) Restricted Securities. Cedars-Sinai understands that the Conversion Shares are “restricted securities” under the federal and applicable state securities laws and that, pursuant to these laws, Cedars-Sinai must hold the Conversion Shares indefinitely unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Cedars-Sinai will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Conversion Shares except in compliance with applicable federal and state securities laws.

6. Further Assurances. Each party shall execute and deliver such further documents, instruments and certificates, and take such additional action, as may be reasonably requested by any other party to carry out the terms, provisions and purposes of this Agreement.

7. Entire Agreement; Modification; Governing Law. This Agreement represents the entire agreement of the parties hereto relative to the subject matter hereof and supersedes any prior agreement with respect hereto and may not be amended or modified except in writing signed by the parties hereto. This Agreement, its construction and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement, shall be governed by and construed under and in accordance with the laws of the State of California without respect to any conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

8. Binding. This Agreement shall be binding on, and inure to the benefit of, the parties to it and their respective legal representatives, successors and permitted assigns. No party may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other parties.

9. Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of this Agreement by facsimile or other electronic means (including without limitation portable document format (pdf)) shall be deemed effective and signatures received by facsimile or other electronic means shall be effective as original signatures.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Cedars-Sinai Medical Center

By:	/s/ James D. Laur
Name:	James D. Laur, JD
Title:	Chief Executive, IP & Health Ventures

Kairos Pharma, Ltd.

By:	/s/ John Yu, M.O
Name:	John Yu, M.O.
Title:	Chief Executive Officer

Enviro Therapeutics, Inc.

By:	/s/ John S. Yu
Name:	John Yu, M.O.
Title:	Chief Executive Officer

[Signature Page to Conversion Agreement]

Schedule A

License Agreements

1.	Exclusive License Agreement to Methods and Use of Compounds that Bind to RelA of NF-KB with Kairos Pharma Ltd. f/k/a NanoGB12, Inc., dated October 1, 2017, as amended by the Letter Amendment dated June 17, 2021, by the Second Amendment dated March 7, 2024, and by the Third Amendment dated November 11, 2024.

2.	Exclusive License Agreement to Composition and Methods for Treating Fibrosis with Kairos Pharma Ltd. dated October 1, 2017, as amended by the Letter Amendment dated June 17, 2021, by the Second Amendment dated March 7, 2024, and by the Third Amendment dated November 11, 2024.

3.	Exclusive License Agreement to Compositions and Methods for Treating Cancer and Autoimmune Diseases with Kairos Pharma Ltd. dated March 12, 2019, as amended by the Letter Amendment dated June 17, 2021, by the Second Amendment dated March 7, 2024, and by the Third Amendment dated November 11, 2024.

4.	Exclusive License Agreement to Compositions and Methods for Treating Diseases and Conditions by Depletion of Mitochondrial or Genomic ONA from Circulation and for Detection of Mitochondrial or Genomic ONA with Enviro Therapeutics, Inc. dated June 2, 2021, as amended by the First Amendment dated April 18, 2022, by the Second Amendment dated October 10, 2022, by the Third Amendment dated March 7, 2024, and by the Fourth Amendment dated November 11, 2024.

5.	Exclusive License Agreement to Sensitization of Tumors to Therapies Through Endoglin Antagonism with Enviro Therapeutics, Inc. dated June 2, 2021, as amended by the First Amendment dated April 18, 2022, by the Second Amendment dated October 11, 2022, by the Third Amendment dated March 7, 2024, and by the Fourth Amendment dated November 11, 2024.

6.	Conversion Agreement with Kairos Pharma, Ltd. and Enviro Therapeutics, Inc. dated March 7, 2024.

Schedule A